         Consent of Independent Accountants

         We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 13 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 15, 1997, relating to the financial statements and financial highlights of Anchor Pathway Fund, which appears in such Statement of Additional Information. We also consent to the references to us under the heading "Independent Accountants and Legal Counsel" in such Statement of Additional Information and to the references to us under the headings "Financial Highlights" and "Independent Accountants and Legal Counsel" in the Prospectus which also constitutes part of this Registration Statement.

         /s/Price Waterhouse
         Price Waterhouse LLP
         1177 Avenue of the Americas
         New York, New York
         January 24, 1997